Exhibit 10.1
[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
UPLAND SOFTWARE, INC.,
HAMMERHEAD ACQUISITION CORPORATION,
DAILY INCHES, INC.
AND
EPIC START CONSULTING, LLC, AS STOCKHOLDER REPRESENTATIVE
dated as of

May 23, 2019

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of May 23, 2019, is entered into by and among Upland Software, Inc., a Delaware corporation (“Parent”), Hammerhead Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Daily Inches, Inc., a Delaware corporation (“Company”), and Epic Start Consulting, LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Stockholders (“Stockholder Representative”).
RECITALS
A.The parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”).
B.The board of directors of the Company (the “Company Board”) has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its Stockholders, (b) approved, adopted and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the Stockholders of the Company in accordance with the Delaware General Corporation Law (the “DGCL”).
C.Immediately following the execution of this Agreement, the Company shall obtain a written consent of its Stockholders approving, in accordance with applicable provisions of the DGCL, this Agreement, the Merger and the other transactions contemplated hereby.
D.The holders of (i) a majority of the Company Capital Stock, (ii) a majority of the Company Preferred Stock, voting together as a single class on an as-converted to Company Common Stock basis, and (iii) a majority of the Company Series B Preferred Stock have executed and delivered a Transaction Support Agreement, in substantially the form attached hereto as Exhibit A.
E.The respective boards of directors of Parent and Merger Sub have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders, and (b) approved and declared advisable the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and for Merger Sub to consummate the Merger.
F.A portion of the cash otherwise payable by Parent to the Stockholders of the Company in connection with the Merger shall be subject to a holdback, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this ARTICLE I:
“Acquisition Proposal” has the meaning set forth in Section 5.03(a).
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Additional Holdback Disbursement” has the meaning set forth in Section 8.10(b).
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Closing Merger Consideration” means the Purchase Price; minus (a) the Estimated Transaction Expenses; minus (b) the Estimated Closing Indebtedness Amount; minus (c) the Holdback; minus (d) the Expense Fund; minus (e) the amount, if any, by which the Minimum Closing Cash exceeds the Estimated Closing Cash; plus (f) the amount, if any, by which the Estimated Closing Cash exceeds the Minimum Closing Cash.
“Aggregate Option Consideration” means the aggregate amount of Option Consideration payable to all Optionholders pursuant to Section 2.03(b)(ii).
“Aggregate Option Exercise Price” means the aggregate exercise price that would be payable by all Optionholders if all Vested Company Options that are outstanding immediately prior to the Effective Time were exercised in full immediately prior to the Effective Time.
“Aggregate Series B Preferred Preference” means the product of (a) the Series B Preferred Preference and (b) the aggregate number of issued and outstanding shares of Company Series B Preferred Stock as of immediately prior to the Effective Time (other than Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.10(a)).
“Aggregate Warrant Consideration” means the aggregate amount of Warrant Consideration payable to all Warrantholders pursuant to Section 2.03(b)(iii).

“Aggregate Warrant Exercise Price” means the aggregate exercise price that would be payable by all Warrantholders if all Company Warrants that are outstanding immediately prior to the Effective Time were exercised in full immediately prior to the Effective Time.
“Aggregate GE Reduction” has the meaning set forth in Section 8.04(f).
“Agreement” has the meaning set forth in the preamble.
“Ancillary Documents” means collectively, the Payments Agreement, Letters of Transmittal, Employment Agreements, Restrictive Covenant Agreement, the Stockholder Representative’s engagement letter and all other agreements, instruments and certificates delivered to the parties hereto in connection with the consummation of the transactions contemplated by this Agreement.
“Annual Service Fee” means the dollar value of the annual financial contractual commitment of a customer to pay service fees to the Company or its affiliate under any applicable contract.
“ARR Multiple” means [ * ].
“Balance Sheet” has the meaning set forth in Section 3.06.
“Balance Sheet Date” has the meaning set forth in Section 3.06.
“Basket” has the meaning set forth in Section 8.04(a).
“Benefit Plan” has the meaning set forth in Section 3.17(a).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Austin, Texas are authorized or required by Law to be closed for business.
“Business Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, data communication lines and other information technology equipment, interfaces and related systems that are owned or used by the Company.
“Cap” has the meaning set forth in Section 8.04(a).
“Certificate” has the meaning set forth in Section 2.12(a).
“Certificate of Merger” has the meaning set forth in Section 2.06.
“Claim” means a Direct Claim or Third Party Claim.
“Closing” has the meaning set forth in Section 2.02.
“Closing Cash” means, as of the close of business on the Closing Date, the amount of cash, cash deposits, and cash equivalents determined in accordance with GAAP, including, for the avoidance of doubt, any receipt of cash actually received by the Company on or prior to the Closing Date in connection with the exercise of Company Options.
“Closing Date” has the meaning set forth in Section 2.02.

“Closing Indebtedness Amount” has the meaning set forth in Section 2.04(a).
“Closing Merger Consideration Schedule” has the meaning set forth in Section 2.03(a).
“Closing Per Share Merger Consideration” means (a) the Aggregate Closing Merger Consideration, minus the Aggregate Series B Preferred Preference, minus the Aggregate Option Consideration, minus the Aggregate Warrant Consideration, divided by (b) the Fully Diluted Share Number.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Agreements” means agreements entered into in the ordinary course or business the principal purpose of which does not relate to taxation.
“Commercial Software” means any non-customized, commonly available or “off the shelf” Software licensed to the Company that (a) is so licensed solely in hosted, executable, or object code form, (b) is not incorporated into any Company Product, (c) is generally available to be licensed by any Person, in the quantities licensed by the Company and for the same usage and license restrictions applicable to the Company, on standard terms for more than: (x) with regard to installed software, $1 and less than $1,000 per copy, and (y) with regard to hosted or software-as-a-service, $1 and less than $15,000 per year, and (d) was licensed by the Company for more than: (x) with regard to installed software, $1 and less than $1,000 per copy for the Company’s and its Representatives’ use for the Company’s enterprise, and (y) with regard to hosted or software-as-a-service, $1 and less than $15,000 per year. For clarity, Open Source Technology is not considered Commercial Software for purposes of this definition.
“Company” has the meaning set forth in the preamble.
“Company Board” has the meaning set forth in the recitals.
“Company Board Recommendation” has the meaning set forth in Section 3.02(b).
“Company Capital Stock” means the Company Preferred Stock and Company Common Stock.
“Company Charter Documents” has the meaning set forth in Section 3.03.
“Company Common Stock” means the Common Stock of the Company, par value $0.0001 per share.
“Company Debt” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Net Working Capital), excluding, for the avoidance of doubt, any deferred revenue, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) all obligations for underfunded Benefit Plans; (h) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (g); and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).
“Company Financial Statements” has the meaning set forth in Section 3.06.
“Company Intellectual Property” means all Intellectual Property that the Company owns or purports to own.
“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Company Intellectual Property, Company Licensed IP, and Company Products to which the Company is a party, beneficiary, or otherwise bound, that, in all cases, are material to the Company’s business, but excluding: (a) any Commercial Software Contracts, and (b) agreements that would only be a Company IP Agreement because it contains a confidentiality or non-disclosure agreement.
“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Company Licensed IP” has the meaning set forth in Section 3.11(d).
“Company Option” has the meaning set forth in Section 2.03(b)(ii).
“Company Preferred Stock” means, collectively, the Company Series Seed 1 Preferred Stock, Company Series Seed 2 Preferred Stock, Series Seed 3 Preferred Stock, Series A Preferred Stock and Series B Preferred Stock, each with a par value of $0.0001 per share.
“Company Products” means all Software, products or services that are or have been developed, manufactured, marketed, offered, sold, licensed, distributed, hosted, maintained, supported, provided or otherwise made available to third parties by or on behalf of the Company at any time, including products, services or Software currently under development by or on behalf of the Company.
“Company Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.0001 per share.
“Company Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.0001 per share.
“Company Series Seed 1 Preferred Stock” means the Series Seed 1 Preferred Stock of the Company, par value $0.0001 per share.
“Company Series Seed 2 Preferred Stock” means the Series Seed 2 Preferred Stock of the Company, par value $0.0001 per share.
“Company Series Seed 3 Preferred Stock” means the Series Seed 3 Preferred Stock of the Company, par value $0.0001 per share.

“Company Warrant” has the meaning set forth in Section 2.03(b)(iii).
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Current Assets” means accounts receivable, inventory and prepaid expenses, but excluding (a) cash or cash equivalents, (b) the portion of any prepaid expense of which Parent will not receive the benefit following the Closing, (c) deferred Tax assets, and (d) receivables from any of the Company’s Affiliates, directors, employees, officers or shareholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.
“Current Liabilities” means accounts payable, accrued non-income Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates or shareholders and any of their respective Affiliates, deferred Tax liabilities, deferred revenue, Transaction Expenses and Company Debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.
“Data Security Requirements” means all of the following to the extent relating to data treatment (including the access, collection, storage, transfer, processing and use of data) or otherwise relating to privacy, security, data protection or data breach notification requirements: laws applicable to Company and to which it is subject, Contracts into which the Company has entered or by which it is otherwise bound, and the Company’s own current rules, policies, and procedures.
“DGCL” has the meaning set forth in the recitals.
“Direct Claim” has the meaning set forth in Section 8.05(c).
“Disclosure Schedules” means the disclosure schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.
“Dollars” or “$” means the lawful currency of the United States.
“Effective Time” has the meaning set forth in Section 2.06.
“Employment Agreements” means the employment offer letters to be entered into by Parent and each of Thomas Murdock and Riley Gibson at the Closing, in substantially the forms attached hereto as Exhibit I-1 and Exhibit I-2, respectively.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.
“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.03(a).
“Estimated Closing Cash” has the meaning set forth in Section 2.03(a).
“Estimated Closing Indebtedness Amount” has the meaning set forth in Section 2.03(a).
“Estimated Transaction Expenses” has the meaning set forth in Section 2.03(a).
“Estimated Working Capital” has the meaning set forth in Section 2.03(a).
“Excess Amount” has the meaning set forth in Section 2.04(d)(i).
“Exchange Agent” has the meaning set forth in Section 2.12(b).
“Expense Fund” means $50,000.00.
“Final Post-Closing Statement” has the meaning set forth in Section 2.04(c).
“Financial Statements” has the meaning set forth in Section 3.06.
“FIRPTA Statement” has the meaning set forth in Section 6.10.
“Fully Diluted Share Number” means the aggregate number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.10(a)). For the sake of clarity, “Fully Diluted Share Number” shall specifically exclude (a) shares of Company Common Stock underlying Vested Company Options outstanding immediately prior to the Effective Time and (b) shares of Company Common Stock underlying Company Warrants outstanding immediately prior to the Effective Time.
“Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01 (Organization and Qualification of the Company), Section 3.02(a) (Authority), Section 3.04 (Capitalization), Section 3.17 (Employee Benefit Matters), Section 3.18 (Employment Matters) and Section 3.19 (Taxes).
“GAAP” means United States generally accepted accounting principles in effect from time to time.

“GE Contract” means that certain Master Hosted Services Agreement by and between General Electric Company and the Company dated January 29, 2016, as amended by Amendment #1 dated December 12, 2016, as further amended by Amendment #2 dated January 29, 2017.
“GE Contract SOW” has the meaning set forth in Section 8.04(f).
“Government Contracts” has the meaning set forth in Section 3.09(a)(viii).
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Holdback” means $5,000,000.00.
“Holdback Disbursement” has the meaning set forth in Section 8.10(b).
“Holdback Period” has the meaning set forth in Section 8.10(b).
“Holdback Release Date” has the meaning set forth in Section 8.10(b).
“Indemnified Party” has the meaning set forth in Section 8.05.
“Indemnifying Party” has the meaning set forth in Section 8.05.
“Independent Accountant” has the meaning set forth in Section 2.04(b)(iii).
“Insurance Policies” has the meaning set forth in Section 3.14.
“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein;

(e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) Software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.
“Interim Financial Statements” has the meaning set forth in Section 3.06.
“IP Representations” has the meaning set forth in Section 8.01.
“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of any director or officer of the Company, after due inquiry.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Letter of Transmittal” has the meaning set forth in Section 2.12(c).
“Liabilities” has the meaning set forth in Section 3.07.
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.
“Majority Holder” has the meaning set forth in Section 10.01(b).
“Malicious Code” has the meaning set forth in Section 3.11(q).
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.
“Material Contracts” has the meaning set forth in Section 3.09(a).
“Material Customers” has the meaning set forth in Section 3.13(a).
“Material Vendors” has the meaning set forth in Section 3.13(b).
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” means the Aggregate Closing Merger Consideration, together with those portions of the Holdback, Expense Fund and Post-Closing Adjustment that the Stockholders become entitled to receive pursuant to the terms of this Agreement.
“Merger Sub” has the meaning set forth in the preamble.
“Minimum Closing Cash” means an amount equal to $0.00.
“Net Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Closing Date and subject to any carve-outs or other restrictions mutually agreed to by the Company and Parent.
“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.17(a).
“Open Source Technology” means any Software or other Intellectual Property that is distributed as or that contains, or is derived in any manner (in whole or in part) from, any Software or other Intellectual Property that is distributed as free software, open source or similar licensing or distribution models, or requires as a condition of use, modification or distribution that any Intellectual Property (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works, (c) be redistributable at no charge, or (d) grants to any third party any license, non-assertion covenant or other rights or immunities to or under any Intellectual Property. Open Source Technology includes Intellectual Property licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: Apache License, MIT License, BSD 3-Clause “New” or “Revised” License or BSD 2-Clause “Simplified” or “FreeBSD” License, GNU’s General Public License (GPL), Lesser/Library GPL (LGPL), or Affero GPL, Mozilla Public License, Common Development and Distribution License (CDDL), Eclipse Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), the Common Public License, Creative Commons License, or any license or distribution agreement or arrangement listed on www.opensource.org/licenses/index.php or any successor website thereof or that is considered “free” or “open source” by the Open Source Foundation or the Free Software Foundation.
“Option Consideration” has the meaning set forth in Section 2.03(b)(ii).
“Optionholders” means holders of Vested Company Options immediately prior to Closing.
“Parachute Payment Waiver” has the meaning set forth in Section 5.12.

“Parent” has the meaning set forth in the preamble.
“Parent Indemnitees” has the meaning set forth in Section 8.02.
“Payments Agreement” means the Payments Administration Agreement to be entered into by Parent, Stockholder Representative and the Exchange Agent at the Closing, substantially in the form of Exhibit B.
“Pending Claims” has the meaning set forth in Section 8.10(b).
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Post-Closing Adjustment” has the meaning set forth in Section 2.04(d).
“Post-Closing Statement” has the meaning set forth in Section 2.04(a).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.
“Preferred Stock” means any class or series of preferred stock of the Company.
“Pro Rata Share” means, with respect to any Stockholder, a percentage determined by dividing (a) the number of Shares owned of record held by such Person as of immediately prior to the Effective Time, by (b) the Fully Diluted Share Number.
“Purchase Price” means $50,000,000.00.
“Qualified Benefit Plan” has the meaning set forth in Section 3.17(c).
“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Representative Losses” has the meaning set forth in Section 10.01(c).
“Requisite Company Vote” has the meaning set forth in Section 3.02(a).

“Resolution Period” has the meaning set forth in Section 2.04(b)(ii).
“Restated Bylaws” has the meaning set forth in Section 2.08.
“Restated Charter” has the meaning set forth in Section 2.08.
“Restrictive Covenant Agreement” means the Non-Competition, Non-Solicitation and Proprietary Information Agreement to be entered into by Parent and Thomas Murdock at the Closing.
“Review Period” has the meaning set forth in Section 2.04(b)(i).
“Series B Preferred Preference” means $1.5081 per share of Company Series B Preferred Stock.
“Section 280G Payments” has the meaning set forth in Section 5.12.
“Shares” has the meaning set forth in Section 2.10(a).
“Software” means any and all computer programs, software and code, and software-as-a-service or hosted software offerings, including all versions, translations, updates, revisions, improvements and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, input and output formats, libraries, data, data models and databases, and all related specifications and documentation, including developer notes, comments and annotations, flow charts, outlines, narrative descriptions, operating instructions, user manuals, training materials and tangible media relating to any of the foregoing.
“Statement of Objections” has the meaning set forth in Section 2.04(b)(ii).
“Stockholder” means a holder of Company Common Stock or Company Preferred Stock.
“Stockholder Indemnitees” has the meaning set forth in Section 8.03.
“Stockholder Notice” has the meaning set forth in Section 5.04(b).
“Stockholder Representative” has the meaning set forth in the preamble.
“Stockholder Vote” has the meaning set forth in Section 5.12.
“Straddle Period” has the meaning set forth in Section 6.05.
“Surviving Corporation” has the meaning set forth in Section 2.01.
“Target Working Capital” means an amount equal to $2,809,000.00.
“Tax Claim” has the meaning set forth in Section 6.06.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Taxing Authority” means any Federal, state, provincial, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising tax regulatory authority.
“Third Party Claim” has the meaning set forth in Section 8.05(a).
“Total Estimated Merger Consideration” means (a) the Aggregate Closing Merger Consideration; plus (b) the Holdback; plus (c) the Expense Fund; plus (d) the Aggregate Option Exercise Price; plus (e) the Aggregate Warrant Exercise Price.
“Total Deemed Per Share Merger Consideration” means (a) the Total Estimated Merger Consideration less the Aggregate Series B Preferred Preference, divided by (b) the Total Fully Diluted Shares.
“Total Fully Diluted Shares” means (a) the Fully Diluted Share Number; plus (b) the number of shares underlying Vested Company Options outstanding immediately prior to the Effective Time; plus (c) the number of shares underlying Company Warrants outstanding immediately prior to the Effective Time.
“Transaction Deduction” means all items of loss or deduction for applicable income Tax purposes resulting from or attributable to: (i) items included in Net Working Capital, Liabilities, or Transaction Expenses, (ii) any bonuses, option exercises or cashouts or other compensatory payments made in connection with the transactions contemplated by this Agreement, in each case payable on or about the Closing Date (but not after the next regularly scheduled payroll date immediately following the Closing Date) in connection with the transactions contemplated by this Agreement, including any payroll or similar taxes related to such payment, (iii) and any fees, expenses, premiums and penalties with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing on or about the Closing Date in connection with the transactions contemplated by this Agreement.
“Transaction Expenses” means all fees and expenses incurred by the Company and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, or relating to bonuses, wages, vacation accruals and any other outstanding Liabilities that are due at or before Closing to the Company’s employees or other service providers and any Taxes payable in connection therewith (including the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts), in each case that have not been paid as of the Closing, including any (a) severance, change in control bonuses, retention bonuses and other similar payments required to be made by the Company for its employees or other service providers in connection with the transactions contemplated hereby (including any severance or other payments which become payable prior or on (but not following) the Closing to any of the Company’s employees or other service providers, in connection with any such Person being terminated by the Company prior to or on (but not following) the Closing, but, for the avoidance of doubt, excluding any severance payments provided under any employment agreements or service agreements, as applicable, entered into contemporaneous with or following the Closing), including all payroll or similar taxes (including the employer portion thereof) attributable to any such payment, (b) Liability of the Company for any outstanding severance amounts owed at or before the Closing to any former employees or other service providers and any Taxes payable in connection therewith (including the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts), (c) expenses or Taxes borne or to be borne by the Company as a result of the payment of the Option Consideration (including the employer portion of any payroll, social security, unemployment or similar Tax incurred in connection with the exercise of, or payments made or to be made in respect of, any employee stock options), (d) payments arising under any consent, waiver, or approval of any Third Person (including any Governmental Authority) under any Contract or permit as required in connection with the Merger or for any such Contract or permit to remain in effect following the Closing Date.
“Transfer Taxes” has the meaning set forth in Section 6.01(b).
“Uncollected A/R Amount” has the meaning set forth in Section 2.04(d)(i).
“Union” has the meaning set forth in Section 3.18(b).
“Unresolved Claims Amount” has the meaning set forth in Section 8.10(b).
“Vested Company Option” has the meaning set forth in Section 2.03(b)(ii).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
“Warrant Consideration” has the meaning set forth in Section 2.03(b)(iii).
“Warrantholders” means holders of Company Warrants immediately prior to Closing.
“Written Consent” has the meaning set forth in Section 5.04(a).
ARTICLE II
THE MERGER
Section 2.01    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will merge with and into the

Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).
Section 2.02    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Austin, Texas time, by electronic exchange and release of signature pages to this Agreement, the Ancillary Agreements and the other documents required to be delivered pursuant to the terms hereof on the date the conditions to closing set forth in ARTICLE VII have been satisfied or waived (the day on which the Closing takes place being the “Closing Date”).
Section 2.03    Consideration.
(a)    Closing Merger Consideration Schedule. Attached as Schedule 2.03(a) to this Agreement is a statement prepared by the Company (the “Closing Merger Consideration Schedule”) that sets forth an estimated unaudited balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”), and an estimate of, each as of the Closing Date: (A) the Net Working Capital of the Company prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company Financial Statements for the most recent fiscal year end (the “Estimated Working Capital”); (B) the amount of Closing Cash (the “Estimated Closing Cash”); (C) the Company Debt (the “Estimated Closing Indebtedness Amount”); and (D) the amount of Transaction Expenses unpaid as of the Closing Date (“Estimated Transaction Expenses”). The Closing Merger Consideration Schedule shall be used for the purposes of determining the payments to be made pursuant to Section 2.03(b). The Closing Merger Consideration Schedule shall set forth, as of the Closing Date, the following:
(i)    the names and addresses of all Stockholders and the number of shares of Company Common Stock or Company Preferred Stock held by such Persons;
(ii)    the names and addresses of each Optionholder and the number of Vested Company Options held by each such holder;
(iii)    the names and addresses of each Warrantholder and the number of Company Warrants held by each such holder;
(iv)    detailed calculations of the Aggregate Closing Merger Consideration, Aggregate Series B Preferred Preference, Aggregate Option Exercise Price, Aggregate Warrant Exercise Price, Fully Diluted Share Number and Closing Per Share Merger Consideration; and
(v)    each Stockholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of any Post-Closing Adjustment and the amount to be contributed to the Holdback and the Expense Fund.

The parties agree that Parent and Merger Sub shall be entitled to rely on the Closing Merger Consideration Schedule in making payments under ARTICLE II and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Closing Merger Consideration Schedule.
(b)    Closing Merger Consideration. At the Closing, Parent shall deliver, or cause to be delivered, by wire transfer of immediately available funds:
(i)    to the Exchange Agent (such amount to be paid by the Exchange Agent to the Stockholders pursuant to the Payments Agreement), cash in an aggregate amount equal to the Aggregate Closing Merger Consideration; minus (A) all amounts to be paid to Optionholders pursuant to Section 2.03(b)(ii), including all applicable payroll and employment taxes related thereto (including any employer portions thereof); minus (C) all amounts to be paid to Warrantholders pursuant to Section 2.03(b)(iii).
(ii)    to the Company for payment though the Company’s payroll system no later than one day following the Closing with respect to employees of the Company, cash in an aggregate amount equal to the Option Consideration (as defined below) for each option to acquire shares of Company Common Stock (each, a “Company Option”) outstanding immediately prior to the Closing, to the extent vested (after application of any accelerated vesting in connection with the Closing) (each, a “Vested Company Option”). Each Vested Company Option shall be canceled and converted into the right to receive an amount in cash (the “Option Consideration”), without interest, equal to the product of (x) the aggregate number of Shares subject to such Vested Company Option, multiplied by (y) the excess of the Total Deemed Per Share Merger Consideration over the per share exercise price under such Vested Company Option. Parent and the Surviving Corporation shall be entitled to deduct from any payment to Optionholders under this Agreement the full amount of any payroll or other similar taxes (provided that the employer portion thereof shall be a Transaction Expense).
(iii)    to the Exchange Agent (such amount to be paid by the Exchange Agent to the Warrantholders pursuant to the Payments Agreement) cash in an aggregate amount equal to the Warrant Consideration (as defined below) for each warrant to acquire shares of Company Common Stock (each, a “Company Warrant”) outstanding immediately prior to the Closing. Each Company Warrant shall be canceled and converted, subject to the execution by the respective holder of the Company Warrant and delivery to the Company of a Warrant Termination Agreement (substantially in the form attached hereto as Exhibit C) prior to the Closing, into the right to receive an amount in cash (the “Warrant Consideration”), without interest, equal to the product of (x) the aggregate number of Shares subject to such Company Warrant, multiplied by (y) the excess of the Total Deemed Per Share Merger Consideration over the per share exercise price under such Company Warrant;
(iv)    to the Stockholders Representative, the amount of the Expense Fund in accordance with the terms specified herein; and

(v)    the respective amounts of the Transaction Expenses and amounts in respect of Company Debt payable to each applicable recipient, as set forth in the Closing Merger Consideration Schedule, which payments may be made via the Exchange Agent.
Section 2.04    Post-Closing Statement and Post-Closing Adjustment.
(a)    Preparation of the Post-Closing Statement. Within 90 days after the Closing Date, Parent shall prepare and deliver to Stockholder Representative a post-closing statement as of the Closing Date (the “Post-Closing Statement”) setting forth: (i) the Net Working Capital of the Company; (ii) the Closing Cash; and (iii) an amount equal to the aggregate amount of Company Debt (the “Closing Indebtedness Amount”). The Post-Closing Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company Financial Statements for the most recent fiscal year end as if such Post-Closing Statement was being prepared and audited as of a fiscal year end.
(b)    Examination and Review.
(i)    Examination. After receipt of the Post-Closing Statement, Stockholder Representative shall have 30 days (the “Review Period”) to review the Post-Closing Statement. During the Review Period, Stockholder Representative and its accountants shall have full access to the books and records of the Surviving Corporation, the personnel of, and work papers prepared by, Parent or its accountants to the extent that they relate to the Post-Closing Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Post-Closing Statement as Stockholder Representative may reasonably request for the purpose of reviewing the Post-Closing Statement and to prepare a Statement of Objections (defined below); provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Surviving Corporation.
(ii)    Objection. On or prior to the last day of the Review Period, Stockholder Representative may object to the Post-Closing Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and Stockholder Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Statement with such changes as may have been previously agreed in writing by Parent and Stockholder Representative, shall be final and binding.
(iii)    Resolution of Disputes. Disputes between Stockholder Representative and Parent relating to the Post-Closing Statement that are not resolved by Stockholder Representative and Parent within the Resolution Period may, at the election of either the Stockholder Representative or Parent, be referred to the office of Ernst & Young LLP or, if Ernst & Young LLP is unable to serve, Parent and Stockholder Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) for resolution. Promptly, but no later than 30 days after accepting its appointment, the Independent Accountant shall (A) settle all remaining items in dispute set forth in the Statement of Objections in accordance with the terms and provisions of this Agreement and (B) render a written report detailing the resolution of each of the remaining disputed items and the resulting calculation of the Final Post-Closing Statement (defined below). In rendering its decision, the Independent Accountant shall (X) address only the remaining disputed items in the Statement of Objections, (Y) not consider any undisputed item, or any undisputed component of disputed item and (Z) base its determination solely on presentations by Stockholder Representative and Parent, and not by independent review. Parent and Stockholder Representative shall provide copies to one another of all written submissions to the Independent Accountant and shall be permitted to attend (and shall receive reasonable advance written notice of) any meeting with, presentations to or other similar communications with the Independent Accountant. The Independent Accountant shall have exclusive jurisdiction over, and resort to the Independent Accountant as provided in this Section 2.04(b)(iii) shall be the sole recourse and remedy with respect to any disputes arising out of or relating to the Post-Closing Statement. The Independent Accountant’s determination, and the Final Post-Closing Statement, shall be conclusive and binding on all parties and shall be enforceable in a court of law.
(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne: (A) by Stockholder Representative (on behalf of the Stockholders), in proportion to the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Stockholder Representative (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of such disputed items so submitted; and (B) by Parent in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Stockholder Representative (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of such items so submitted.
(c)    Final Post-Closing Statement. The Post-Closing Statement shall become final and binding upon the parties in its entirety upon the earliest of (i) the failure by Stockholder Representative to deliver any Statement of Objections in accordance with Section 2.04(b)(ii), (ii) the written agreement between Parent and Stockholder Representative with respect thereto, and (iii) the decision by the Independent Accountant with respect to disputes under Section 2.04(b)(iii). The Post-Closing Statement, in the form determined pursuant to any of the foregoing clauses (i)-(iii) of this Section 2.04(c) shall be the “Final Post-Closing Statement.”
(d)    Post-Closing Adjustment. As soon as practicable, but not more than five days after the Final Post-Closing Statement is determined:
(i)    Parent shall deliver, or cause to be delivered, by wire transfer of immediately available funds to the Exchange Agent (such amount to be paid by the Exchange Agent to the Stockholders pursuant to the Payments Agreement), the amount (the “Excess Amount”), if any, by which the Net Working Capital on the Closing Date, as reflected in the Final Post-Closing Statement, is greater than the Target Working Capital by more than $100,000; and such payment shall result in an immediate upward adjustment to the Purchase Price by such Excess Amount. Parent shall have the right to offset payment of any such Excess Amount by an amount equal to the amount by which any portion of the aggregate amount of Net Working Capital on the Closing Date in excess of the Target Working Capital is directly attributable to an outstanding account receivable of the Company that was due and payable as of the Closing, but uncollected as of the date of the Final Post-Closing Statement (each such account receivable, an “Uncollected A/R Amount”); provided, however, Parent shall pay, on the Holdback Release Date, any Uncollected A/R Amounts that are collected prior to such date.
(ii)    Parent shall be entitled to recover from the Holdback, the amount, if any, by which the Net Working Capital on the Closing Date, as reflected in the Final Post-Closing Statement, is less than the Target Working Capital by more than $100,000; and shall result in an immediate downward adjustment to the Purchase Price by such amount.
(iii)    Parent shall deliver, or cause to be delivered, by wire transfer of immediately available funds to the Exchange Agent (such amount to be paid by the Exchange Agent to the Stockholders and Warrantholders pursuant to the Payments Agreement), the amount, if any, by which the Closing Cash, as reflected in the Final Post-Closing Statement, is greater than the Estimated Closing Cash; and such payment shall result in an immediate upward adjustment to the Purchase Price by such amount.
(iv)    Parent shall be entitled to recover from the Holdback, the amount, if any, by which the Closing Cash on the Closing Date, as reflected in the Final Post-Closing Statement, is less than the Estimated Closing Cash; and shall result in an immediate downward adjustment to the Purchase Price by such amount.
(v)    Parent shall deliver, or cause to be delivered, by wire transfer of immediately available funds to the Exchange Agent (such amount to be paid by the Exchange Agent to the Stockholders pursuant to the Payments Agreement), the amount, if any, by which the Closing Indebtedness Amount, as reflected in the Final Post-Closing Statement, is less than the Estimated Closing Indebtedness Amount; and such payment shall result in an immediate upward adjustment to the Purchase Price by such amount.
(vi)    Parent shall be entitled to recover from the Holdback, the amount, if any, by which the Closing Indebtedness Amount, as reflected in the Final Post-Closing Statement, is greater than the Estimated Closing Indebtedness Amount; and shall result in an immediate downward adjustment to the Purchase Price by such amount.
Any payment or recovery pursuant to this Section 2.04(d) shall be deemed a “Post-Closing Adjustment.”
Section 2.05    Closing Deliverables.

(a)    At or prior to the Closing, the Company shall deliver to Parent (or such other Person as may be specified herein) the following:
(i)    this Agreement duly executed by the Company and the Stockholder Representative;
(ii)    the Payments Agreement duly executed by the Exchange Agent and the Stockholder Representative;
(iii)    the Certificate of Merger, in the form attached hereto as Exhibit D, duly executed by the Company in accordance with applicable Law;
(iv)    the Written Consent duly executed by the Stockholders representing the Requisite Company Vote;
(v)    the Restrictive Covenant Agreement, duly executed by Thomas Murdock;
(vi)    payoff letters (including with respect to Company Debt), security interest termination statements and other evidence or release of all Encumbrances reasonably requested by Parent (in each case, in form and substance reasonably acceptable to Parent);
(vii)    resignations of the directors and officers of the Company and its subsidiaries pursuant to Section 5.06;
(viii)    a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;
(ix)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(x)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;
(xi)    a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;
(xii)    the FIRPTA Statement;
(xiii)    the Employment Agreements, duly executed by Thomas Murdock and Riley Gibson, respectively;

(xiv)    evidence reasonably satisfactory to Parent of the termination of any and all Benefit Plans intended to be qualified under Section 401(a) of the Code, effective no later than one business day prior to the Closing Date, including executed written resolutions of the Company Board terminating such Benefit Plans and fully vesting all participants thereunder as of such termination effective date;
(xv)    executed written resolutions of the Company Board fully accelerating the vesting of all outstanding Company Options effective as of immediately prior to the Closing and terminating any and all Benefit Plans that are equity incentive plans as of immediately prior to the Closing;
(xvi)    a Parachute Payment Waiver, duly executed by Thomas Murdock; and
(xvii)    such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(b)    At the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:
(i)    this Agreement duly executed by Parent and Merger Sub;
(ii)    the payments to be made according to Section 2.03(b) payable pursuant to Section 2.10 in exchange for Shares;
(iii)    a certificate, dated the Closing Date and signed by a duly authorized officer of Parent and Merger Sub, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;
(iv)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(v)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;
(vi)    the Employment Agreements, duly executed by the Company; and
(vii)    such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 2.06    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause to be executed, acknowledged and filed with (a) the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, a certificate of merger setting forth the information required by the DGCL substantially in the form of Exhibit D (the “Certificate of Merger”). When used in this Agreement, the term “Effective Time” means the latest date and time as reflected on the Certificate of Merger, as accepted for filing by the Secretary of State of the State of Delaware.
Section 2.07    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
Section 2.08    Certificate of Incorporation and Bylaws of the Surviving Corporation. The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety as set forth on Exhibit E attached hereto (the “Restated Charter”), to be the certificate of incorporation of the Surviving Corporation. The bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as set forth on Exhibit F attached hereto (the “Restated Bylaws”), to be the bylaws of the Surviving Corporation until duly amended in accordance with the terms thereof.
Section 2.09    Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub holding office immediately prior to the Effective Time shall become the initial directors and officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal in accordance with the Restated Charter and Restated Bylaws.
Section 2.10    Effect of the Merger on the Shares. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:
(a)    Cancellation of Shares. Shares of Company Common Stock and Company Preferred Stock (the “Shares”) that are owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(b)    Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled and retired in accordance with Section 2.10(a)) shall be converted into the right to receive (i) the Closing Per Share Merger Consideration plus, with respect to shares of the Company Series B Preferred Stock only, the Series B Preferred Preference, in cash, without interest, and (ii) any amounts that may become payable in the future from the Holdback (if any) or in respect of a Post-

Closing Adjustment, at the respective times and subject to the contingencies specified herein. All Shares that have been converted into the right to receive the consideration provided for in this Section 2.10(b) shall be automatically cancelled upon the conversion thereof and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive consideration, without interest, provided for in this Section 2.10(b).
(c)    Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
Section 2.11    No Right to Appraisal. Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.10(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing are not entitled to the relief provided by Section 262 of the DGCL, such that the Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.10(b), without interest thereon.
Section 2.12    Surrender and Payment.
(a)    At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, each holder of a certificate formerly representing any Shares (each, a “Certificate”) shall cease to have any rights as a stockholder of the Company.
(b)    Prior to the Effective Time, Parent shall appoint PNC Bank, National Association, (solely in its capacity as the payments administrator, the “Exchange Agent”) to act as the payment’s administrator in the Merger. All fees and expenses of the Exchange Agent shall be borne by the Company and shall be included in Transaction Expenses.
(c)    As promptly as practicable following the date hereof and in any event no later than two Business Days thereafter, Parent shall cause the Exchange Agent shall mail to each holder of Shares a letter of transmittal in substantially the form attached as Exhibit G (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Certificates in exchange for such holder’s receipt of the applicable portion of Merger Consideration per the Closing Merger Consideration Schedule pursuant to Section 2.10(b). Parent shall cause the Exchange Agent to, no later than the later of (i) the Closing Date or (ii) two Business Days after receipt of a Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Exchange Agent may reasonably require in connection therewith, pay to such holder a cash amount as provided in Section 2.10(b) with respect to the former Shares held by such holder. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Company Capital Stock shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided herein. If after the Effective Time, any Certificate if presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section 2.12.
(d)    Each Stockholder shall also be entitled to any amounts that may be payable in the future in respect of the Shares formerly represented by such Certificate from the Holdback (if any) or on account of a Post-Closing Adjustment, at the respective time and subject to the contingencies specified herein and therein. Unless otherwise provided herein, no interest shall be paid or accrued for the benefit of Stockholders on the Merger Consideration.
(e)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(f)    Any portion of the Merger Consideration that remains unclaimed by the Stockholders two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall be returned to Parent, shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Parent shall not be liable to any Stockholder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.
Section 2.13    Holdback; Expense Fund. Parent shall retain at the Closing the Holdback to be held for the purpose of securing the obligations pursuant to Section 2.04(d) and the indemnification obligations of the Stockholders set forth in ARTICLE VIII and Section 6.03. With respect to the Expense Fund: (i) the Expense Fund and any earnings thereon are intended to be treated as owned by and earnings of the Stockholders; (ii) the use of the Expense Fund in payment of such expenses of the Stockholders’ Representative are intended to be treated as the payment of such expenses by such Stockholders; (iii) the release of the Expense Fund to the Stockholders is intended to be treated as a non-event; and (iv) the parties shall file their United States federal tax returns in a manner consistent with the foregoing clauses (i) through (iv), without recourse to any other party if any such position is not sustained.

Section 2.14    No Further Ownership Rights in Company Shares. All Merger Consideration paid or payable upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Agreement.
Section 2.15    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.
Section 2.16    Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent and paid over to the applicable Tax authority in accordance with applicable Law, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding and payment.
Section 2.17    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall cause the Exchange Agent to issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated by this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Disclosure Schedules for such representation or warranty, the Company represents and warrants to Parent that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01    Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.02    Authority.
(a)    The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of Stockholders representing (i) a majority of the Company Capital Stock, (ii) a majority of the Company Preferred Stock, voting together as a single class on an as-converted to Company Common Stock basis, and (iii) a majority of the Company Series B Preferred Stock (together, the “Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

(b)    The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “plan of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “plan of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “plan of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Stockholders.
Section 3.03    No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, bylaws or other organizational documents of the Company (“Company Charter Documents”); (ii) subject to, in the case of the Merger, obtaining the Requisite Company Vote, conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Delaware Certificate of Merger with the Secretary of State of Delaware.
Section 3.04    Capitalization.
(a)    The authorized capital stock of the Company consists of (i) 32,000,000 shares of Company Common Stock 6,891,151 of which are issued and outstanding as of the close of business on the date of this Agreement and (ii) 19,855,826 shares of Company Preferred Stock, of which (A) 3,191,781 are designated as Company Series Seed 1 Preferred Stock, all of which are issued and outstanding as of the close of business on the date of this Agreement, (B) 3,917,285 are designated as Company Series Seed 2 Preferred Stock, all of which are issued and outstanding as of the close of business on the date of this

Agreement, (C) 788,520 are designated as Company Series Seed 3 Preferred Stock, all of which are issued and outstanding as of the close of business on the date of this Agreement, (D) 4,958,240 are designated as Company Series A Preferred Stock, 4,923,075 of which are issued and outstanding as of the close of business on the date of this Agreement and (E) 7,000,000 are designated as Company Series B Preferred Stock, 6,796,631 of which are issued and outstanding as of the close of business on the date of this Agreement.
(b)    Section 3.04(b) of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person.
(c)    Except as set forth on Section 3.04(c) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or assets, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.
(d)    All issued and outstanding shares of Company Common Stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of Company Common Stock were issued in compliance with applicable Law.
(e)    No outstanding Company Common Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.
(f)    All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with (i) the Company Charter Documents then in effect, (ii) any agreement to which the Company then was a party and (iii) applicable Law.
Section 3.05    No Subsidiaries. The Company does not own, or have any interest in, any shares or have an ownership interest in any other Person.
Section 3.06    Financial Statements. Complete copies of the Company’s audited Financial Statements consisting of the balance sheet of the Company as at January 31, 2018 and complete copies of the Company’s unaudited Financial Statements consisting of the balance sheet of the Company as at January 31, 2019 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Company Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at April 30, 2019 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Company Financial Statements, the “Financial Statements”) have been delivered to Parent. The Financial Statements have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Company Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of April 30, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.
Section 3.07    Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those that are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date or (b) those that have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
Section 3.08    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, or as contemplated by or disclosed in this Agreement, there has not been, with respect to the Company, any:
(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)    amendment of the charter, bylaws or other organizational documents of the Company;
(c)    split, combination or reclassification of any shares of its capital stock;
(d)    issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
(e)    declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;
(f)    material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(g)    material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(h)    entry into any Contract that would constitute a Material Contract;
(i)    incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(j)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;
(k)    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements other than customer contracts entered into in the ordinary course of business;
(l)    material damage, destruction or loss (whether or not covered by insurance) to its property;
(m)    any capital investment in, or any loan to, any other Person;
(n)    acceleration, termination, material modification to, non-renewal or cancellation of any Material Contract;
(o)    any material capital expenditures;
(p)    imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Company properties, capital stock or assets, tangible or intangible;
(q)    other than in the ordinary course of business or consistent with past practice, (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements in existence as of the Balance Sheet Date or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;
(r)    hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;
(s)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, other than in the ordinary course of business or consistent with past practice, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(t)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders or current or former directors, officers and employees;

(u)    entry into a new line of business or abandonment or discontinuance of existing lines of business;
(v)    except for the Merger, adoption of any articles of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(w)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;
(x)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(y)    action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any Post-Closing Tax Period (except in all cases to the extent required by applicable Law); or
(z)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 3.09    Material Contracts.
(a)    Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.11(b) of the Disclosure Schedules, being “Material Contracts”):
(i)    each Contract of the Company involving aggregate consideration in excess of $150,000;
(ii)    all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(iii)    all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person, other than standard indemnification provisions contained in the Company’s customer agreements;
(iv)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;
(vi)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party (other than agreements or Contracts that do not deviate in any material respect from the standard form agreement or Contract previously provided to Parent and that do not provide for severance or advance termination notice), including each agreement or offer letter providing severance or relating to loans to directors, officers, managers, employees or Affiliates, other than advances in the ordinary course of business;
(vii)    except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;
(viii)    all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);
(ix)    all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)    any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;
(xi)    all collective bargaining agreements or Contracts with any Union to which the Company is a party; and
(xii)    any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.
(b)    Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect or has provided or received any notice of any intention to terminate or intention not to renew, any Material Contract. No event or circumstance has occurred with respect to the Company, or with respect to any third party to a Material Contract, to the Company’s Knowledge no event or circumstance has occurred, that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.
Section 3.10    Title to Assets; Real Property.

(a)    The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Company Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)    those items set forth in Section 3.10(a) of the Disclosure Schedules;
(ii)    liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings;
(iii)    mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent, and which are not, individually or in the aggregate, material to the business of the Company;
(iv)    easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or
(v)    other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.
(b)    Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, the Company has delivered or made available to Parent true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions in the nature or in lieu of condemnation or eminent domain proceedings pending nor, to the

Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein.
Section 3.11    Intellectual Property.
(a)    Section 3.11(a) of the Disclosure Schedules lists (1) all Company IP Registrations and (2) any Company Intellectual Property that is not registered but that is material to the Company’s current business or operations.
(b)    Section 3.11(b) of the Disclosure Schedules lists all Company IP Agreements other than Company’s customer contracts and employee PIIAs entered into in the ordinary course of business. The Company has provided the Parent with true and complete copies of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company, nor to the Company’s Knowledge any other party thereto, is in material breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.
(c)    The consummation of the transactions contemplated hereby will not result in a termination of the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations.
(d)    The Company is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances. Except as set forth on Section 3.11(d) of the Disclosure Schedules, the Company has the valid and enforceable right to use all other Intellectual Property used or held for use in, or necessary for, the conduct of the Company’s business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company Intellectual Property, together with the Intellectual Property licensed to the Company pursuant to the Company IP Agreements (“Company Licensed IP”), is all of the Intellectual Property that is necessary and sufficient for the operation of the Company’s business as presently conducted and as presently expected to be conducted.
(e)    The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authority and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided the Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations. Section 3.11(e) of the Disclosure Schedules identifies and describes each payment, filing or other action that must be taken or made on or before the date that is 90 days after the Closing Date in order to maintain the Company IP Registrations in full force and effect.
(f)    The Company has taken reasonable steps to maintain the Company Intellectual Property and to protect the confidentiality of all trade secrets included in the Company Intellectual Property. No material confidential information of the Company has been disclosed by the Company to any Person except pursuant to valid non-disclosure agreements.
(g)    The Company has entered into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors (1) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (2) acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The Company has provided Parent with true and complete copies of all such agreements.
(h)    The conduct of the Company’s business and operations as currently and formerly conducted, and the Company Products (including design, development, use, disclosure, import, branding, advertising, promotion, marketing, production, sale, licensing and distribution of the Company Products), have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. The Company is compliant in all material respects with all software license agreements governing the Company’s use of third-party proprietary software in connection with the Company’s business or operations. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.
(i)    There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license or cease and desist letters, demand letters or similar communications): (i) alleging any infringement, misappropriation, dilution or violation of any Intellectual Property by the Company or by any Person that the Company has agreed to indemnify, defend, reimburse or hold harmless; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property. Neither the Company nor any Person on its behalf has sought opinions of counsel regarding the validity or infringement of any Intellectual Property.
(j)    There are no royalties, license fees or other similar payments to any Person required in respect of any Company Products or Company Intellectual Property, other than amounts owed by Company under Company IP Licenses for Company Licensed IP. The Company Products and Company Intellectual Property are fully transferable, alienable, licensable and otherwise distributable by the Company, and the Company is not bound by, and no Company Product or Company Intellectual Property is subject to, any Contract containing any covenant or other provision that limits or restricts, in any material respect, the ability of the Company to use, exploit, assert, or enforce any of the Company Products or Company Intellectual Property anywhere in the world. The Company is not now, nor was it ever in the past, a member or promoter of, or a contributor to, any industry standards body or other organization or arrangement that could require or obligate the Company to grant or offer to any other Person any license or right to any Company Products or Company Intellectual Property. No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Products or Company Intellectual Property.
(k)    Except as set forth on Section 3.11(k)(i) of the Disclosure Schedules, the Company has not assigned or otherwise transferred ownership of, and is not obligated or required to assign or otherwise transfer ownership of, any Company Products or Company Intellectual Property, in whole or in part, to any other Person. Section 3.11(k)(ii) of the Disclosure Schedules identifies each Company IP Agreement, if any, that transfers ownership of any and all right, title and interest in and to, any work product, derivatives, improvements, modifications, enhancements, inventions or other Intellectual Property created, developed or delivered by or on behalf of the Company or pursuant to which any Person has otherwise received or acquired or otherwise holds any claim, right (whether or not currently exercisable) or interest to or in (whether or not such Person has exercised such claim, right or interest), any Company Products or Company Intellectual Property, including any part or parts thereof. Except as set forth on Section 3.11(k)(iii) of the Disclosure Schedules, (1) no Intellectual Property developed by or on behalf of the Company is owned, in whole or in part, by any customer of the Company or any other Person with which the Company has any vendor, supplier or other contractual relationship, (2) no Intellectual Property owned, in whole or in part, by any customer of the Company or any other Person with which the Company has any vendor, supplier or other contractual relationship has been incorporated into any of the Company Products, and (3) none of the Company Products has been derived from any Intellectual Property owned, in whole or in part, by any customer of the Company or any other Person with which the Company has any vendor, supplier or other contractual relationship.
(l)    Section 3.11(l)(i) of the Disclosure Schedules identifies each of the Company Products and any other proprietary Software of the Company that is material to the Company’s business or operations. Section 3.11(l)(ii) of the Disclosure Schedules identifies, with respect to each of the Company Products or other Software identified in Section 3.11(l)(i) of the Disclosure Schedules, all Company Licensed IP (i) used in the development, maintenance, use or support of such Company Product or other Software, (ii) incorporated in or distributed or licensed with such Company Product or other Software or otherwise provided by or on behalf of the Company in any manner for use in connection with such Company Product or other Software, or (iii) used to deliver, host or otherwise provide services with respect to such Company Product or other Software, in each case except for Commercial Software.
(m)    The Company is in actual possession of and has exclusive control over all source code for all proprietary components of the Company Products, including all previous major releases, and all other material proprietary Software of the Company. The Company possesses all source code and other documentation and materials necessary or useful to compile, maintain and operate the Company Products and all other material proprietary Software owned by the Company. Except for application programming interfaces and other interface code that is generally available to customers, and except as set forth on Section 3.11(m) of the Disclosure Schedules, the Company has not disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Product or other material proprietary Software of the Company to any escrow agent or any other Person, other than (i) an employee, independent contractor or consultant of the Company pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Company, or (ii) an independent third-party escrow agent pursuant to a valid and enforceable written source code escrow agreement providing for limited release only upon the occurrence of specified release events, and no such release event has occurred, and no circumstance or condition exists that would reasonably be expected to result in the occurrence of any such release event. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Company Product or other material proprietary Software of the Company.
(n)    Section 3.11(n) of the Disclosure Schedules identifies all Open Source Technology (and, for each item, identifies the governing open source license) that is used by the Company in the development of or incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Company Product or other material proprietary Software of the Company.
(o)    The Company has not used any Open Source Technology in a manner that requires, or would reasonably be expected to require, the (i) disclosure or distribution of any Company Product or any other proprietary Software of the Company or Company Intellectual Property in source code form, (ii) license or other provision of any Company Product or any other proprietary Software of the Company or Company Intellectual Property on a royalty-free basis, or (iii) grant of any license, non-assertion covenant or other rights or immunities under any Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble or reverse engineer any Company Product or any other proprietary Software of the Company or Company Intellectual Property, including any “copyleft” license. The Company has complied in all material respects with all notice, attribution and other requirements of each license applicable to the Open Source Technology required to be disclosed in Section 3.11(n) of the Disclosure Schedules above.

(p)    The Company Products comply with all applicable Laws, including with respect to security, and conform in all material respects to all applicable contractual commitments, warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in advertising and marketing materials, and applicable specifications, user manuals, training materials and other documentation.
(q)    Other than standard subscription management functionality that allows a software or SaaS vendor (including, without limitation, Company) to turn off a customer’s access to its software or SaaS product or service, none of the Company Products, and to the Company’s Knowledge, no other Software used in the business or operations of the Company or provision of any Company Product, contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that would reasonably be expected to, (1) disrupt, disable, harm or otherwise impair in any material respect the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network or device on which any Company Product or such other Software is installed, stored or used, or (2) damage, destroy or prevent the access to or use of any data or file without the user’s consent. The Company has taken reasonable steps to prevent the introduction of Malicious Code into the Company Products and all other Software used in the provision of any Company Product or otherwise in the business or operations of the Company.
(r)    The Company has provided to the Parent a true and complete list of all currently known and existing bugs, errors and defects and any other problem or issue with respect to any of the Company Products that materially adversely affect, or would reasonably be expected to materially adversely affect, the value, functionality, or performance of any of the Company Products.
(s)    The Business Systems are reasonably sufficient for the immediate and anticipated needs of the business and operations of the Company, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The Business Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all Software, in each case as necessary for the conduct of the business and operations of the Company as currently conducted and as currently contemplated to be conducted.
(t)    Except as set forth on Section 3.11(t) of the Disclosure Schedules, there has been no material failure, breakdown, performance reduction or other adverse event affecting any Business Systems, or to the Company’s Knowledge, there has been no unauthorized access, use, intrusion or breach of security of any Business System, in either case, that has caused or would reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Business Systems or the conduct of the business or operations of the Company; (ii) material loss, destruction, damage or harm of or to the Company or its operations, personnel, property or other assets; or (iii) material liability of any kind to the Company, including any such breach or incident that requires notice to any third party. The Company has taken reasonable actions, consistent with applicable industry practices, including implementation and maintenance of administrative, physical and technical controls, to protect the integrity and security of the Business Systems and the data and other information stored thereon.
(u)    The Company maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, acts in compliance therewith, and tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.
(v)    The Company is and has been in compliance with all Data Security Requirements. No Person (including any Governmental Authority) has commenced any Action relating to the Company’s information privacy or data security practices, including with respect to the collection, use, transfer, storage, or disposal of personal information maintained by or on behalf of the Company, or threatened any such Action, or made any complaint, investigation, or inquiry relating to such practices.
Section 3.12    Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are collectible in full within 120 days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
Section 3.13    Customers and Vendors.
(a)    Section 3.13(a) of the Disclosure Schedules sets forth (i) each customer who has paid (or whose contract provides for) aggregate consideration to the Company for services rendered in an amount greater than or equal to $150,000 annually (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Customers (i) has ceased, or intends to cease after the Closing, to use its services, (ii) to not renew such Customer’s contract with the Company or (iii) to otherwise terminate or materially reduce its relationship with the Company.
(b)    Section 3.13(b) of the Disclosure Schedules sets forth (i) each vendor to whom the Company has paid (or whose contract provides for) consideration for goods or services rendered in an amount greater than or equal to $50,000 annually (collectively, the “Material Vendors”); and (ii) the amount of purchases from each Material Vendor during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Vendors has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.
Section 3.14    Insurance. Section 3.14 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies are valid and binding in accordance with their terms and have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.
Section 3.15    Legal Proceedings; Governmental Orders.
(a)    There are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.
(c)    To the Company’s Knowledge, there is no Action against any current or former director or employee of the Company with respect to which the Company has, or is reasonably likely to have, an indemnification obligation.
Section 3.16    Compliance with Laws; Permits.

(a)    The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.
(b)    All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.16(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.16(b) of the Disclosure Schedules.
Section 3.17    Employee Benefit Matters.
(a)    Section 3.17(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability (as listed on Section 3.17(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.17(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”). No current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual participates in or has rights to benefits under any employee benefit plan of an ERISA Affiliate.
(b)    With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent related determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the minimum coverage and nondiscrimination testing reports for the prior three years, to the extent such testing reports exist; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.
(c)    Each Benefit Plan and any related trust has been established, and, in all material respects, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is either (i) the recipient of a favorable determination letter from the Internal Revenue Service, or (ii) a volume submitter or master and prototype plan as to which the adopter is entitled to rely on an advisory or opinion letter issued by the IRS with respect to the qualified status of such plan under Section 401(a) of the Code, and no amendment has been made or failed to have been made nor has any event occurred that could reasonably be expected to adversely affect such qualification. For each Qualified Plan, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect its qualified status under the Code. Additionally, each trust created under any such Employee Plan is exempt from taxation under Section 501(a) of the Code, and nothing has occurred that has or could reasonably be expected to adversely affect such exemption. Nothing has occurred with respect to any Benefit Plan that has subjected or, to the Company’s Knowledge, could reasonably be expected to subject the Company, or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code or Section 406 of ERISA. The Company does not have any Liability for any Taxes arising under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code. No Benefit Plan currently holds or within the past five years has held securities of the Company or any ERISA Affiliate. No Benefit Plan has within the six years prior to the date of this Agreement been merged with or accepted Code Section 414(l) transfers from another employee pension benefit plan (within the meaning of Section 3(2) of ERISA). All required or discretionary (in accordance with historical practices) benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.
(d)    Neither the Company nor any of its ERISA Affiliates has (i) incurred or, to the Company’s Knowledge, reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan that is a multiemployer plan within the meaning of Section 3(37) of ERISA; or (iv) engaged in any transaction which, to the Company’s Knowledge, would reasonably be expected to give rise to liability under Section 4069 or Section 4212(c) of ERISA.
(e)    With respect to each Benefit Plan (i) no such plan is a multiemployer plan within the meaning of Section 3(37) of ERISA; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.
(f)    Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms without Liability to Parent, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise. None of the Benefit Plans will be subject to any surrender fees, market value adjustment, deferred sales charges, commissions, or other fees or charges upon termination other than the normal and reasonable administrative fees associated with their amendment, transfer or termination.
(g)    Other than coverage mandated by Section 4980B of the Code or other applicable state continuation coverage law for which the covered individual pays the full cost of coverage, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and the Company does not have any Liability to provide post-termination or retiree welfare benefits to any individual, nor has the Company ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.
(h)    There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than undisputed routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)    There has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that, to the Company’s Knowledge, would reasonably be expected to materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year.
(j)    Each Benefit Plan that is subject to Section 409A of the Code has been administered, in all material respects, in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
(k)    Each individual who is, or within the past three years was, classified by the Company as an independent contractor is or was properly classified in all material respects. No services are provided to the Company by any “leased employee,” as that term is defined under Section 414(n)(2) of the Code.
(l)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment or loan forgiveness from the Company or any Affiliate; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual from the Company or any Affiliate; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has made available to Parent true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.
(m)    Benefits under each Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Company or any ERISA Affiliate, the premiums for which are paid directly by the Company from its general assets or partly from its general assets and partly from contributions by its employees.
Section 3.18    Employment Matters.
(a)    Section 3.18(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) work location; (v) exempt or non-exempt classification under applicable wage and hour laws; (vi) current and prior fiscal year annual base compensation rate; (vii) current and prior fiscal year commission, bonus or other incentive-based compensation; (viii) a description of the fringe benefits provided to each such individual as of the date hereof; and (ix) accrued vacation time and sick leave or other paid time off; and (x) an indication as to whether the individual is currently on sick or other leave or has been so for more than two weeks in the past twelve months. Each such individual is employed or engaged “at-will” and may be terminated at any time without notice and without any severance or any similar obligation. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Merger Consideration Schedule) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses. To the Company’s Knowledge, no executive, key employee or group of employees of the Company (A) has any plans to terminate employment with the Company or (B) is a party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement between such employee and any other Person besides the Company that would be material to the performance of such employee’s employment duties, or the ability of the Company to conduct its business.
(b)    The Company is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There are no material labor relations problems and there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union. There are no workers’ compensation liabilities, experiences or matters arising outside of the ordinary course of business. There are no unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened against or affecting the Company and there are no material employment-related charges, complaints, claims, grievances, investigations, inquiries, proceedings, or obligations of any kind, pending or, to the Knowledge of the Company, threatened in any forum, relating to an alleged violation or breach by the Company (or its managers, officers or employees) of any law, regulation or contract, and, to the Knowledge of the Company, no employee or agent of the Company has committed any act or omission giving rise to or that would reasonably be expected to give rise to material Liability for any such violation or breach and there is no Liability to make any outstanding payment to any manager, officer or employee or former manager, officer or employee by way of damages or compensation for loss of office or employment or for redundancy or unfair, constructive or wrongful dismissal or for other grounds, and the Company has no obligation, by law or otherwise, to employ or re-employ any person, including any former employee of the Company. With respect to the transactions contemplated by this Agreement, there is no notice, consultation or similar obligation required under any law or collective bargaining agreement or other labor agreement, and there are no bargaining or similar obligations with any employee representative, labor union or other labor organization.
(c)    The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, employee and independent contractor classification, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, payment of social security and other payroll taxes, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All employees of the Company who are, or within the past three years were, classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are or were properly classified in all material respects. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.
(d)    The Company has complied with the WARN Act. The Company has not implemented any plant closing or mass layoff implicating the WARN Act, nor are any such actions contemplated, planned, or announced. The Company has no outstanding liability under the WARN Act. Section 3.18(d) of the Disclosure Schedules sets forth by date and location all of the Company’s employees who were terminated by the Company within the 90 days preceding the Closing.
Section 3.19    Taxes. Except as set forth in Section 3.19 of the Disclosure Schedules:
(a)    All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)    The Company has withheld and paid all material amounts of Tax required to have been paid or withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)    In accordance with applicable law, the Company has properly (i) collected and remitted all sales and similar Taxes with respect to sales made to its customers and (ii) for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained all Tax exemption certificates and other documentation required to qualify such sale as exempt.
(d)    No claim has been made by any Taxing Authority in writing, or, to the Company’s Knowledge, other than in writing in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(e)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company, for which the statute has not lapsed (taking into account such extensions or waivers).
(f)    The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before March 31, 2019, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed by the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company.
(g)    Section 3.19(g) of the Disclosure Schedules sets forth:
(i)    those years for which examinations by the taxing authorities have been completed; and
(ii)    those taxable years for which examinations by taxing authorities are presently being conducted.
(h)    All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Taxing Authority have been fully paid.
(i)    The Company is not a party to any Action by any Taxing Authority. To the Knowledge of the Company, there are no pending or threatened Actions by any Taxing Authority.
(j)    The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2014.
(k)    There are no Encumbrances for Taxes (other than for Taxes, special assessments, or other governmental charges not yet due and payable) upon the assets of the Company.
(l)    The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, other than Commercial Agreements.
(m)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company.
(n)    The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company)

under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), whether as transferee or successor, by contract or otherwise, other than any such group of which the Company is common parent.
(o)    The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i)    any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)    deferred intercompany gain or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other law);
(iii)    debt instrument that was acquired on or prior to the Closing Date with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code;
(iv)    an installment sale or open transaction occurring on or prior to the Closing Date;
(v)    a prepaid amount, advanced payment or deferred revenue received or accrued on or before the Closing Date;
(vi)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law with respect to liability for Taxes due on or before the Closing Date;
(vii)    ownership of “United States property” (as defined in Section 956 of the Code) by any “controlled foreign corporation” (as defined in Section 957 of the Code) on or prior to the Closing Date;
(viii)    application of Section 951, 951A or 965 of the Code to any interest held in a “deferred foreign income corporation” or in a “controlled foreign corporation” (as respectively defined in Sections 965 and 957 of the Code) with respect to income earned or recognized or payments received on or prior to the Closing Date; or
(ix)    any election under Section 108(i) or Section 965 of the Code.
(p)    The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
(q)    The Company is, and has at all times from its formation been, properly classified as a “C corporation” for all U.S. income Tax purposes. No Person has filed or caused to be filed any income Tax Return or other document, including any IRS Form 8832 (Entity Classification Election) inconsistent with such classification of the Company as a “C corporation” for all U.S. income Tax purposes, or has otherwise taken any position for income Tax purposes, that is inconsistent with such classification.
(r)    The Company is not a party to any joint venture, partnership or other arrangement or Contract that is or could reasonably be treated as a partnership for purposes of subchapter K of Chapter 1 of Subtitle A of the Code.
(s)    The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code within the five (5) year preceding the date of this Agreement.
(t)    The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b).
(u)    Immediately prior to the consummation of the transactions contemplated under this Agreement, there was no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384, or 1502 of the Code and Treasury Regulations thereunder (and comparable provisions of state, local, or foreign Law).
(v)    Section 3.19(v) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.
Notwithstanding anything in this Agreement, the representations and warranties in Section 3.17 and Section 3.19 are (i) the sole and exclusive representations and warranties of the Company concerning Tax matters, and (ii) excluding Section 3.19(o), refer only to the past activities of the Company and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon for, or with respect to, Taxes attributable to any Tax periods beginning after, or Tax positions taken after, the Closing Date (including any portion of any Straddle Period beginning after the Closing Date pursuant to Section 6.05)
Section 3.20    Books and Records. The minute books and stock record books of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Stockholders, the Company Board and any committees of the Company Board, and no meeting, or action taken by written consent, of any such Stockholders, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.
Section 3.21    Related Party Transactions. No executive officer or director of the Company or any person owning five percent or more of the Shares (or any of such person’s immediate family members or Affiliates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last 12 months.
Section 3.22    Brokers. Other than America’s Growth Capital, LLC d/b/a AGC Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.
Section 3.23    Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchasers, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company that the statements contained in this ARTICLE IV are true and correct as of the date hereof.
Section 4.01    Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.
Section 4.02    No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.
Section 4.03    No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
Section 4.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.
Section 4.05    Legal Proceedings. There are no Actions pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
ARTICLE V
COVENANTS
Section 5.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:
(a)    preserve and maintain all of its Permits;
(b)    pay its debts, Taxes and other obligations when due;
(c)    maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)    continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(e)    defend and protect its properties and assets from infringement or usurpation;
(f)    perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;
(g)    maintain its books and records in accordance with past practice;
(h)    comply in all material respects with all applicable Laws; and
(i)    not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.
Section 5.02    Access to Information.
(a)    From the date hereof until the Closing, the Company shall (a) afford Parent and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.
(b)    Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Non-disclosure Agreement, dated January 30, 2019, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.
Section 5.03    No Solicitation of Other Bids.

(a)    The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.
(b)    In addition to the other obligations under this Section 5.03, the Company shall promptly (and in any event within three Business Days after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(c)    The Company agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.
Section 5.04    Stockholders Consent.
(a)    Immediately following the execution and delivery of this Agreement, the Company shall obtain the Requisite Company Vote pursuant to a written consent of the Stockholders in the form attached hereto as Exhibit H (the “Written Consent”). The materials submitted to the Stockholders in connection with the Written Consent shall include the Company Board Recommendation. Promptly following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Parent.
(b)    Promptly following, but in no event more than two Business Days after, receipt of the Written Consent, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251 of the DGCL and in the best interests of the Stockholders and approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, and (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with the DGCL and the bylaws of the Company. The Stockholder Notice shall include all such information as Parent shall reasonably request. All materials submitted to the Stockholders in accordance with this Section 5.04(b) shall be subject to Parent’s advance review and reasonable approval.
Section 5.05    Notice of Certain Events.
(a)    From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:
(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;
(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)    any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.15 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)    Parent’s receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.
Section 5.06    Resignations. The Company shall deliver to Parent written resignations, effective as of the Closing Date, of all the officers and directors of the Company and its subsidiaries other than those listed on Section 5.06 of the Disclosure Schedules.
Section 5.07    Directors’ and Officers’ Indemnification and Insurance.
(a)    Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.07 of the Disclosure Schedules, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.
(b)    For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed).
(c)    Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.
(d)    The obligations of Parent and the Surviving Corporation under this Section 5.07 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.07 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.07 applies shall be third-party beneficiaries of this Section 5.07, each of whom may enforce the provisions of this Section 5.07).

In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.07. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to, or in substitution for, any such claims under any such policies.
Section 5.08    Closing Conditions. From the date hereof until the Closing, each party hereto (other than the Stockholder Representative) shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.
Section 5.09    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
Section 5.10    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 5.11    Post-Closing Matters. Within 90 days following the Closing, Parent shall have completed the actions set forth on Schedule 5.11.
Section 5.12    280G. Prior to Closing, the Company shall submit to its stockholders for approval (the “Stockholder Vote”), in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the applicable rulings and final regulations thereunder, payments and/or benefits that, separately or in the aggregate, may constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and the applicable rulings and final regulations thereunder (“Section 280G Payments”), such that, upon approval of the payments by the stockholders in accordance with Section 280G(b)(5)(A), the deduction of such payments and benefits will not be limited by the application of Section 280G of the Code and the applicable rulings and final regulations thereunder.  Prior to Closing and such Stockholder Vote, (a) the Company has obtained from the applicable “disqualified individual(s)” waivers (“Parachute Payment Waiver”) of any such Section 280G Payments in connection with the transactions contemplated by this Agreement, such that such payments would not be deemed to constitute “excess parachute payments” pursuant to Section 280G of the Code and (b) the Company has completed and forwarded to Parent all documentation necessary to complete such Stockholder Vote, including copies of the disclosure statement, shareholder consent materials, and the contact information of all such shareholders.
ARTICLE VI
TAX MATTERS
Section 6.01    Tax Covenants.
(a)    Without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, and except in the ordinary course of business consistent with past practices or as required by applicable Law, prior to the Closing, the Company, its Representatives and the Stockholders shall not make, change or rescind any Tax election or amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Surviving Corporation in respect of any Post-Closing Tax Period. The Company agrees that Parent is to have no liability for any Tax resulting from any action of the Company, any of its Representatives or the Stockholders described in the previous sentence (except if the Parent provides written consent and except if taken in the ordinary course of business consistent with past practices). The Stockholders shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Parent against any such Tax or reduction of any Tax asset resulting from such action. The Company shall not, and Parent shall not permit the Company, to take any action on the Closing Date after the Closing, unless required by applicable Law, outside of the ordinary course of business that would increase the Tax liability of the Company for any Pre-Closing Tax Period or make any Tax election that has retroactive effect to any period or portion of any period beginning prior to the Closing Date, in each case without the prior written approval of the Stockholder Representative, which shall not be unreasonably withheld, conditioned, or delayed.  Parent shall not make or permit to be made any election under Section 338 of the Code or Section 336(e) of the Code (or any similar provision under state, local, or foreign law) with respect to the transactions contemplated by this Agreement.
(b)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be borne and paid fifty percent (50%) by the Stockholders, on one hand, and fifty percent (50%) by the Parent, on the other, when due. The Person(s) required to do so by applicable Law shall timely file any Tax Return or other document with respect to such Taxes or fees) and the parties shall cooperate with respect thereto as necessary).

Section 6.02    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date except with regard to Commercial Agreements. After such date neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder (except with regard to Commercial Agreements).
Section 6.03    Tax Indemnification. Except to the extent taken into account as a liability in the calculation of Net Working Capital, the Stockholders shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify the Company, Parent, and each Parent Indemnitee and hold them harmless from and against, (a) any Loss to the extent attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.19; (b) any Loss to the extent it is attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (c) all unpaid Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (determined in accordance with Section 6.05), except to the extent resulting from a breach of a covenant set forth in this ARTICLE VI by the Parent or its Affiliates; (d) all unpaid Taxes attributable to the Company having been a member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract (except Commercial Agreements), attributable to an event or transaction occurring before the Closing Date. In each of the above cases, together with any reasonable out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Stockholders shall, severally and not jointly (in accordance with their Pro Rata Shares), reimburse Parent for any Taxes of the Company that are the responsibility of the Stockholders pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Parent or the Company.
Section 6.04    Tax Returns.
(a)    The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions) other than any such Taxes taken into account as a liability in the determination of Net Working Capital. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).
(b)    The Stockholder Representative, on behalf of Company, shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and shall be submitted by the Stockholder Representative to Parent (together with schedules, statements and supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. The consolidated group that includes the Parent shall file a consolidated federal income Tax Return for its taxable year that includes the day after the Closing Date, and shall include the Company as a Member of such consolidated group on such Tax Return. If the Parent objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within 30 days after delivery of such Tax Return, notify Stockholder Representative in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and the Stockholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and the Stockholder Representative are unable to reach such agreement within ten days after receipt by the Stockholder Representative of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Stockholder Representative and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent and the Stockholder Representative (on behalf of the Stockholders, Optionholders and Warrantholders). The preparation and filing of any Tax Return of the Company that does not exclusively relate to a Pre-Closing Tax Period shall be exclusively within the control of Parent, subject to Section 6.04(c).
(c)    Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and shall be submitted by the Parent to Stockholder Representative (together with schedules, statements and supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If the Stockholder Representative objects to any item on any such Tax Return to the extent that it relates to a Pre-Closing Tax Period, it shall, within 30 days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and the Stockholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and the Stockholder Representative are unable to reach such agreement within ten days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant in accordance with the procedures described in Section 6.04(c) mutatis mutandis, and any determination by the Independent Accountant shall be final.
(d)    The Stockholder Representative, on behalf of the Stockholders and Warrantholders, shall pay all Taxes due and payable including (i) Taxes due with respect to any such Tax Return prepared by Stockholder Representative or Company pursuant to Sections 6.04(a) and (b) and (ii) Taxes due with respect to any such Tax Return prepared in accordance with Section 6.04(c) that relate to Straddle Periods that are attributable under Section 6.05 to the portion of such Straddle Period ending on the Closing Date, but (in each case) only to the extent such Taxes due were not taken into account as liabilities in computing the Net Working Capital.
(e)    To the extent permitted by Law, all Transaction Deductions will be deducted by the Company on Tax Returns for Pre-Closing Tax Periods, taking into account items described in clauses (ii) and (iii) of the definition of “Transaction Expenses” as if they were paid on or before the Closing Date.
Section 6.05    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld; such Taxes shall be deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; provided that any exemption, credit, threshold amount or similar amount determined on an annual basis shall be prorated on an equal per-day basis between the portion of the Straddle Period ending on the Closing and the remaining portion of the Straddle Period; and
(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
Section 6.06    Contests. Parent agrees to give prompt written notice to Stockholder Representative of the receipt of any written notice by the Company, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this ARTICLE VI or which could otherwise result in material Losses to the parties represented by the Stockholder Representative (a “Tax Claim”); provided that any failure to comply with this provision shall reduce Parent’s right to indemnification hereunder only to the extent it adversely affects the ability of the of the Stockholder Representative to contest any Tax Claim relating to such notice. Stockholder Representative (on behalf of the Stockholders, Optionholders and Warrantholders) shall be entitled, at its election, to control the contest or resolution of any Tax Claim relating entirely to Taxes attributable to Pre-Closing Tax Periods; provided, that Stockholder Representative shall keep Parent informed in all material respect of the statue of such Tax Claim; and provided, further, that Stockholder Representative shall obtain the prior written consent of the Parent (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim and; provided further, that the Parent shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Parent. Parent shall control the contest or resolution of any Tax Claim that Stockholder Representative does not control under this Section 6.06; provided, that Parent shall keep Stockholder Representative informed in all material respect to the status of such Tax Claim; and provided, further, that Parent shall obtain the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim and; provided further, that the Stockholder Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Stockholder Representative (on behalf of the Stockholders, Optionholders and Warrantholders).
Section 6.07    Cooperation and Exchange of Information. The Stockholder Representative (to the extent of information in its possession), the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Stockholder Representative, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Stockholder Representative, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.
Section 6.08    Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 6.09    Payments to Parent. Any amounts payable to Parent pursuant to this ARTICLE VI shall be satisfied from the Holdback, and, to the extent such amount exceeds the amount available to Parent from the Holdback, from the Stockholders, severally and not jointly (in accordance with their Pro Rata Shares).
Section 6.10    FIRPTA Statement. On the Closing Date, the Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)) (the “FIRPTA Statement”).

Section 6.11    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.19 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days.
Section 6.12    Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.
Section 6.13    Refunds; Amendments. All refunds of Taxes of the Company attributable under the principles of Section 6.04(e) to Pre-Closing Tax Periods shall be for the account of the Stockholders, and the Company and Parent shall use their commercially reasonably efforts to claim such refunds at the request of the Stockholder Representative.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    This Agreement shall have been duly adopted by the Requisite Company Vote.
(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
Section 7.02    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)    The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)    No Action shall have been commenced against Parent, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d)    All approvals, consents and waivers that are listed on Section 3.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.
(e)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(f)    The Company shall have delivered each of the closing deliverables set forth in Section 2.05(a).
Section 7.03    Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of Parent and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)    Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent and Merger Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)    Parent shall have delivered each of the closing deliverables set forth in Section 2.05(b).

ARTICLE VIII
INDEMNIFICATION
Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations and warranties contained in Section 3.19 which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date; provided, that the representations and warranties in Section 3.11 (Intellectual Property) shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date (the “IP Representations”); provided further, that the Fundamental Representations shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days. All covenants and agreements of the parties contained herein (other than any covenants of agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 8.02    Indemnification by Stockholders. Subject to the other terms and conditions of this ARTICLE VIII, the Stockholders, severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement;
(c)    any claim made by any Stockholder or Warrantholder relating to such Person’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Closing Merger Consideration Schedule;

(d)    any Transaction Expenses or Closing Indebtedness Amount to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Aggregate Closing Merger Consideration;
(e)    the loss of Annual Service Fee with respect to the GE Contract calculated as set forth in Section 8.04(f);
(f)    any Losses resulting from the Company’s failure to provide timely notice regarding the transactions contemplated by this Agreement under that certain Office Lease between the Company and Crystal Building, LLC dated January 12, 2017, as amended by that certain First Amendment dated March 21, 2017;
(g)    any Losses related to the disclosure set forth in item 2 in Section 3.11(t) of the Disclosure Schedules;
(h)    any Losses related to the Company’s failure to obtain Proprietary Information and Invention Assignment Agreements from any of the persons listed in Section 3.11(g) the Disclosure Schedules, with such Losses being determined based on the rights the Surviving Corporation would have had if the Company’s form of such agreement had been executed and delivered by such individual(s); and
(i)    any Losses related to any inaccuracies in the Closing Merger Consideration Schedule.
Section 8.03    Indemnification by Parent. Subject to the other terms and conditions of this ARTICLE VIII, Parent shall indemnify and defend each of the Stockholders and their Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement.
Section 8.04    Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:
(a)    Stockholders shall not be liable to the Parent Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds

$250,000 (the “Basket”), in which event Stockholders shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Stockholders shall be liable pursuant to Section 8.02(a) shall not exceed the Holdback (the “Cap”).
(b)    Parent shall not be liable to the Stockholder Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Parent shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.
(c)    Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) fraud or intentional misrepresentation, for which the aggregate amount of Losses for which Stockholders shall be liable is uncapped, (ii) any inaccuracy in or breach of any Fundamental Representation, for which the aggregate amount of Losses for which Stockholders shall be liable shall not exceed the Purchase Price, (iii) any inaccuracy in or breach of any IP Representation, for which the aggregate amount of Losses for which Stockholders shall be liable shall not exceed 50% of the Purchase Price, (iv) any Taxes under ARTICLE VI, for which the aggregate amount of Losses for which Stockholders shall be liable shall not exceed the Purchase Price; and (v) the matters described in Sections 8.02(f), (g), (h) and (i), for which the aggregate amount of Losses for which Stockholders shall be liable shall not exceed the Purchase Price.
(d)    For the sole purpose of determining Losses (and not for determining whether any breach of any representation or warranty has occurred), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(e)    The amount of any Losses for which an Indemnifying Party is liable under this ARTICLE VIII shall be reduced by (i) the amount of any Tax benefit actually realized by the Indemnified Party and (ii) by the amount of any insurance proceeds actually received from an insurance carrier by an Indemnified Party with respect thereto (net of applicable deductibles or similar costs or payments), in each case as arising from the event that gives rise to any such Losses or from the incurrence or payment of thereof.
(f)    In the event that any GE subdivision or entity, including without limitation those entities set forth on Schedule 8.04(f), which is a party to a statement of work, purchase order or other customer order under the GE Contract (each a “GE Contract SOW”) terminates, fails to renew or reduces the amount of Annual Service Fee under such GE Contract SOW (or any successor GE Contract SOW following a renewal or change in control) during the Holdback Period as measured on the Holdback Release Date, and the aggregate amount of revenue reduction attributable to such event or events for all such GE Contract SOWs exceeds the aggregate increase in the amount of Annual Service Fees, if any, under all such GE Contract SOWs (or any successor GE Contract SOW following a renewal or change in control) during the Holdback Period as measured on the Holdback Release Date (such excess amount the “Aggregate GE

Reduction”) then the amount of Loss attributable to such Aggregate GE Reduction shall be $[ * ] minus the product of (i) the amount of Annual Service Fee calculated on the Holdback Release Date after giving effect to such Aggregate GE Reduction times (ii) the ARR Multiple. For the sake of clarity, Parent and the Company hereby agree that should (i) the GE Contract be assigned or otherwise transferred in connection with a change of control, sale, assignment or other transfer of General Electric Company or (ii) any GE Contract SOW be assigned or otherwise transferred in connection with a change of control, sale, assignment or other transfer of any GE subdivision or entity party to a GE Contract SOW, and the GE Contract or such GE Contract SOW is not terminated in connection with such event or events, then any revenue reduction or increase derived from the GE Contract or such GE Contract SOW following such event or events shall be included in any calculation of the Aggregate GE Reduction. In addition, the parties agree that the amount of Annual Service Fee set forth on Schedule 8.04(f) next to each party thereon shall be the amount of Annual Service Fee for such party for purposes of calculating the Aggregate GE Reduction.
Section 8.05    Indemnification Procedures. The party making a claim under this ARTICLE VIII (whether Parent or, collectively, the Stockholders) is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII (whether Parent or, collectively, the Stockholders) is referred to as the “Indemnifying Party”. For purposes of this ARTICLE VIII, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, all notices to be given to (or by) the Stockholders as the Indemnifying Party shall be given to (or by) the Stockholder Representative, acting on behalf of the Stockholders, and (ii) if Parent comprises the Indemnifying Party, any notices to be given to (or by) the Stockholders as the Indemnified Party shall be given to (or by) the Stockholder Representative, acting on behalf of the Stockholders.
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is the Stockholders, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(d)    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.19 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.
Section 8.06    Payments; Holdback.
(a)    Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.
(b)    Any Losses payable to a Parent Indemnitee pursuant to ARTICLE VIII shall be satisfied: (i) from the Holdback; and (ii) to the extent the amount of Losses exceeds the amounts available to the Parent Indemnitee in the Holdback, from the Stockholders, severally and not jointly (in accordance with their Pro Rata Shares).
(c)    Upon the termination of the Holdback pursuant to the terms of this Agreement, the Parent shall pay amounts remaining in the Holdback, subject to Section 8.10, by wire transfer of immediately available to the Exchange Agent and shall cause the Exchange Agent to pay the Stockholders in accordance with their Pro Rata Shares.
Section 8.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 8.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.
Section 8.09    Exclusive Remedies. Except for the Stockholder Representative’s rights under Section 10.01(c) and subject to Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party (other than the Stockholder Representative with respect to Section 10.01(c)) hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.
Section 8.10    Holdback.
(a)    In order to provide a mechanism for the satisfaction of claims by Parent or its related Parent Indemnitees for indemnification, Parent shall withhold the Holdback from the Purchase Price. The Pro Rata Share of the Holdback of each Stockholder shall be set forth on the Closing Merger Consideration Schedule, and the aggregate Purchase Price received by each such Stockholder at Closing shall be reduced by such amount.

(b)    On the date that is 12 months after the Closing Date (or if such date is not a Business Day, the first Business Day immediately following such date) (the “Holdback Release Date”), (such period referred to herein as the “Holdback Period”), Parent shall deliver to the Exchange Agent by wire transfer of immediately available funds an amount equal to the Holdback, after deducting (i) the amount of all Claims resolved in favor of the Parent Indemnitees pursuant to this ARTICLE VIII, and (ii) the amount of any unresolved Claims (the “Pending Claims”) delivered prior to termination of the Holdback Period (the “Unresolved Claims Amount”), which Unresolved Claims Amount shall remain with Parent until such Claims have been resolved. Promptly following receipt of such amounts from Parent, the Exchange Agent shall pay to each Stockholder an amount (the “Holdback Disbursement”) equal to such Stockholder’s Pro Rata Share of the balance of the Holdback Disbursement as set forth on the Closing Merger Consideration Schedule. As each Pending Claim is resolved (such resolution to be evidenced by written agreement of the Parent Indemnitees and the Indemnifying Parties or the final judgment of the court), and within 10 Business Days thereafter, Parent shall deliver to the Exchange Agent by wire transfer of immediately available funds an amount equal to the aggregate Additional Holdback Disbursement (as defined below) for all Stockholders. Promptly following receipt of such amounts from Parent, the Exchange Agent shall pay to each Stockholder, an amount (an “Additional Holdback Disbursement”) equal to such Stockholder’s Pro Rata Share (as set forth on the Closing Merger Consideration Schedule) of the balance of the Unresolved Claims Amount after deducting the amount of all such claims resolved in favor of the Parent Indemnitees and any remaining Unresolved Claims.
ARTICLE IX
TERMINATION
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Company and Parent;
(b)    by Parent by written notice to the Company if:
(i)    neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by the Company within ten days of the Company’s receipt of written notice of such breach from Parent; or
(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the second Business Day following the date of this Agreement, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)    by the Company by written notice to Parent if:
(i)    the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company; or
(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the second Business Day following the date of this Agreement, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)    by Parent or the Company if:
(i)    here shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or
(ii)    if within 24 hours following the execution and delivery of this Agreement by all of the parties hereto, the Company shall not have delivered to Parent a copy of the executed Written Consent evidencing receipt of the Requisite Company Vote.
Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)    as set forth in this ARTICLE IX, Section 5.02(b) and ARTICLE X hereof; and
(b)    that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.
ARTICLE X
MISCELLANEOUS
Section 10.01    Stockholder Representative.
(a)    By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, and by the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Stockholder shall be deemed to have approved the designation of, and hereby designates, Epic Start Consulting, LLC as such Person’s representative, agent and attorney-in-fact to act on behalf of such Person for all purposes in connection with this Agreement and the agreements ancillary hereto, and to take any and all actions and make any decisions required or permitted to be taken by Stockholder Representative pursuant to this Agreement or the agreements ancillary hereto, including the exercise of the power to:
(i)    give and receive notices and communications;
(ii)    authorize delivery to Parent of cash from the Holdback in satisfaction of any amounts owed to Parent or in satisfaction of claims for indemnification made by Parent pursuant to ARTICLE VI and ARTICLE VIII;
(iii)    agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.04;
(iv)    agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to ARTICLE VI and ARTICLE VIII;
(v)    litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to ARTICLE VI and ARTICLE VIII;
(vi)    execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document;
(vii)    make all elections or decisions contemplated by this Agreement and any Ancillary Document;
(viii)    engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Stockholder Representative in complying with its duties and obligations; and
(ix)    take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing.
Parent shall be entitled to deal exclusively with Stockholder Representative on all matters relating to this Agreement (including ARTICLE VIII) (except for payment obligations of the Stockholders) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by Stockholder Representative, as being fully binding upon such Person. After the Closing, notices or communications to or from Stockholder Representative shall constitute notice to or from each of the Stockholders. Any decision or action by Stockholder Representative hereunder, including any agreement between Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Stockholders and shall be final, binding and conclusive upon each such Person. No Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 10.01, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Stockholders, or by operation of Law, whether by death or other event.
(b)    The Stockholder Representative may resign at any time. The Stockholder Representative may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Stockholders according to each Stockholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Stockholder Representative be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the removal of Stockholder Representative. In the event of the death, incapacity, resignation or removal of Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 10.01(a) above.
(c)    The Stockholder Representative will incur no liability of any kind with respect to any action or omission by the Stockholder Representative in connection with its services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Stockholder Representative’s gross negligence or willful misconduct. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Stockholders shall indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Stockholders, or deducted from the Expense Fund, any such Representative Losses may be recovered by the Stockholder Representative from the Holdback at such time as any portion thereof would otherwise be distributable to the Stockholders; provided, that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.
(d)    Parent will deposit with the Stockholder Representative, for the benefit of the Stockholders, the Expense Fund by wire transfer of immediately available funds to an account designated in writing by the Stockholder Representative. The Expense Fund shall be available to the Stockholder Representative to pay all losses, liabilities and expenses that are incurred by the Stockholder Representative in the performance of its duties as Stockholder Representative. The Stockholders will receive their Pro Rata Share of any unused portions of the Expense Fund, as set forth on the Closing Merger Consideration Schedule, as soon as reasonably practicable following the end of the Holdback Period.
Section 10.02    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 10.03    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to the Company:	Daily Inches, Inc. 2010 14th Street Boulder, CO 80302 Attn: Thomas Murdock Email: toby@kapost.com
with a copy to:	Koenig, Oelsner, Taylor, Schoenfeld & Gaddis PC 999 18th Street, Suite 1740 Denver, CO 80202 Attn: Kevin Gibson Email: kgibson@kofirm.com
If to Parent or Merger Sub:	Upland Software, Inc. 401 Congress Ave., Suite 1850 Austin, TX 78701 Attention: General Counsel E-mail: legal@uplandsoftware.com
with a copy to:	Pillsbury Winthrop Shaw Pittman LLP 401 Congress Avenue, Suite 1700 Austin, TX 78701 Facsimile: 512-270-7830 E-mail: steve.tyndall@pillsburylaw.com Attention: Steven M. Tyndall, P.C.
If to Stockholder Representative:	Epic Start Consulting, LLC 750 Peach Ct. Louisville, CO 80027 Attention: Eric Stout Email: ericstout101@gmail.com

Section 10.04    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.05    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.07    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Parent and the Surviving Corporation may, without such prior written consent, assign all or any portion of its rights under this Agreement to (i) any Affiliate of Parent so long as Parent remains fully responsible for the performance of any assigned obligations, or (ii) any lender of Parent or any of its Affiliates or agent therefor as collateral security for borrowing, at any time whether prior to or following the Closing, in each such case Parent will nonetheless remain liable for all of its obligations hereunder. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.09    No Third-party Beneficiaries. Except as provided in Section 6.03 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by (i) Parent, Merger Sub and the Company at any time prior to the Effective Time or (ii) Parent and the Stockholder Representative after the Effective Time; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 10.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY

IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(C).
Section 10.12    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
DAILY INCHES, INC.

By /s/ Thomas Murdock Name: Thomas Murdock Title: CEO

UPLAND SOFTWARE, INC.
By /s/ John T. McDonald Name: John T. McDonald Title: Chairman and CEO
HAMMERHEAD ACQUISITION CORPORATION
By /s/ John T. McDonald Name: John T. McDonald Title: President
EPIC START CONSULTING, LLC, solely in its capacity as Stockholder Representative
By /s/ Eric Stout Name: Eric Stout Title: VP of Finance

SIGNATURE PAGE TO MERGER AGREEMENT